Exhibit 10.4

No. 1	As of December 1, 2004

TREX COMPANY, INC.

REIMBURSEMENT NOTE

TREX COMPANY, INC. (the “Corporation” or the “Maker”), a corporation organized under the laws of the State of Delaware, for value received, hereby promises to pay to JPMORGAN CHASE BANK, N.A. (the “Holder”), the principal sum of $25,308,220.00 in the amounts and in the manner hereinafter described, and to pay to the Holder interest thereon and certain other amounts payable hereunder, on the dates, in the amounts and in the manner hereinafter described.

Certain capitalized words and terms used in this Note and not defined herein shall have the respective meanings herein given such words and terms in the Reimbursement Agreement as described below.

This Note is issued for the purpose of evidencing and securing the Corporation’s payment obligations in respect of the issuance of a letter of credit by JPMorgan Chase Bank, N.A. (the “Bank”) under the Reimbursement and Credit Agreement dated as of December 1, 2004 (the “Reimbursement Agreement”) in order to secure $25,000,000 aggregate principal amount of Variable Rate Demand Environmental Improvement Revenue Bonds (Trex Company, Inc. Project), Series 2004 issued by the Mississippi Business Finance Corporation (the “MBFC”) under the Trust Indenture dated as of December 1, 2004 (the “Bond Indenture”) between the MBFC and J.P. Morgan Trust Company, National Association, as bond trustee (the “Bond Trustee”).

The sums payable under this Note shall be as follows and shall be paid in the manner hereinafter set forth:

(a) The Corporation agrees to reimburse the Bank without the requirement for notice or demand, both of which are expressly waived by the Corporation, for any amounts drawn on the Letter of Credit on the same Business Day as such drawing is honored by the Bank. The Corporation and the Bank agree that the reimbursement in full for each drawing on the date such drawing is made is intended to be a contemporaneous exchange for new value given to the Corporation by the Bank.

(b) Subject to the terms of the Reimbursement Agreement, amounts relating to principal drawings not reimbursed by 3:00 P.M. (prevailing Eastern time) in immediately available funds on such Business Day shall bear interest daily at the Default Rate from and including the date of drawing to but excluding the date of reimbursement.

(c) Subject to the terms of the Reimbursement Agreement, amounts relating to tender drawings and the interest portion of drawings not reimbursed by 3:00 P.M. (prevailing Eastern time) in immediately available funds on such Business Day shall bear interest daily at the Bank’s Prime Rate plus two hundred basis points (2%) from and including the date of drawing to but excluding the date of reimbursement.

The principal of and interest on this Note, and other amounts required to be paid hereunder, are payable in any coin or currency of the United States of America which, at the time of payment, is legal tender for the payment of public and private debts. The Bank shall not be required to present or surrender this Note to the Corporation in connection with any payment of principal hereof or interest hereon. The Bank, by acceptance hereof, agrees to notify the Corporation (i) promptly upon the receipt of each payment of principal of this Note, such notice to specify the date and amount of such payment, and (ii) immediately in the event of nonpayment by the Corporation of any amount due and payable hereunder.

This Note is subject to all of the terms and conditions of the Reimbursement Agreement, which are hereby incorporated herein, with the same effect as if the Reimbursement Agreement were fully set forth herein. Reference is hereby made to the Reimbursement Agreement, executed counterparts of which are on file with the Corporation and the Bond Trustee, for a description of the security for the Note, the rights and obligations of the Corporation and the Bank, and such other matters affecting the indebtedness evidenced by this Note.

Upon the occurrence of certain “Events of Default” (as defined in the Reimbursement Agreement), the unpaid principal of this Note, may be declared, and thereupon shall become, immediately due and payable as provided in the Reimbursement Agreement.

This Note is issuable only as a registered Note without coupons. Notwithstanding any provision of the Reimbursement Agreement to the contrary, this Note shall not be subject to exchange for a Note or Notes bearing coupons.

This Note is not transferable or assignable to any Person other than the provider of an Alternate Letter of Credit under the Bond Indenture. Ownership of this Note shall be registered on the register to be maintained for that purpose at the Principal Office of the Bond Trustee. Any transfer of this Note shall be made in accordance with the provisions of the Reimbursement Agreement.

This Note is a general obligation of the Corporation, to which its full faith and credit are pledged.

IN WITNESS WHEREOF, the Corporation has caused this Note to be duly executed and attested by persons thereunto duly authorized, as of the day and year first written above.

[SEAL]	TREX COMPANY, INC.

Attest:

/s/ Lynn MacDonald	By:	/s/ Paul D. Fletcher
Lynn MacDonald		Paul D. Fletcher
Secretary		Senior Vice President, Chief Financial Officer